Exhibit 99.1

Build-A-Bear Workshop, Inc. Names George Carrara and David Kanen to Board of Directors

ST. LOUIS--(BUSINESS WIRE)--July 29, 2019--Build-A-Bear Workshop, Inc. (NYSE: BBW) announced today that George Carrara and David Kanen have been appointed to its Board of Directors and that Michael Shaffer has resigned from the Board so that he can devote more time to his role as the Executive Vice President and Chief Operating & Financial Officer of PVH, Corp.

Mr. Carrara is the former President and Chief Operating Officer of Kate Spade & Company (formerly Fifth & Pacific Companies Inc), serving in this role from February 2014 to December 2017. Mr. Carrara oversaw Strategy and Business Development, Investor Relations, Supply Chain, Ecommerce, Finance, Global Operations and Information Technology. He served as Chief Financial Officer and Chief Operating Officer of Kate Spade & Company from April 2012 to February 2014. He worked for Tommy Hilfiger North America from 1999 to 2011 and served in various senior positions, including as Chief Financial Officer for the Jeans division from 1999 to 2003; Chief Operating Officer and Chief Financial Officer of wholesale operations from 2003 to 2004; Executive Vice President of U.S. Operations - Wholesale and Retail from 2004 to 2005 and Chief Operating Officer from 2006 to 2011. Prior that, Mr. Carrara served as Chief Financial and Operating Officer for Mirage Apparel Group. He began his career in the Entrepreneurial Services & Consumer Product Groups at Price Waterhouse and is a Certified Public Accountant.

Mr. Kanen serves as the managing member of Kanen Wealth Management, LLC, a registered investment advisor that he founded in 2016 and is currently the largest stockholder of Build-A-Bear Workshop. He served as Senior Vice President Investments of Aegis Capital from 2012 to 2016. From 1988 to 2012, he worked for several brokerage firms as an institutional securities broker, including A.G. Edwards & Sons, Inc. from 1992 to 2004, where he worked as a wealth manager/broker with and managed several retail and institutional accounts, including hedge funds that focused on value investing. Mr. Kanen is the President and Portfolio Manager of Kanen Wealth Management, LLC and Philotimo Fund, L.P. He also serves on the board of directors for Famous Dave's of America, Inc. and U.S. Auto Parts Network, Inc.

“We are pleased that George and David are joining our board of directors, concluding lengthy selection processes directed by our Nominating and Corporate Governance Committee. George gained extensive commercial, financial and operational expertise during his career with several leading companies in the retail industry. As our largest stockholder, we believe David will bring an important perspective to our board. We would also like to thank Mike for his service to the board over the last five years. His contributions have been very valuable,” said Craig Leavitt, Non-Executive Chairman of the Board.

“We believe that George and David have the skills and experience to make an immediate contribution to the company as we continue to execute our stated strategy that is focused on transforming our operating model to capitalize on changing consumer shopping patterns while diversifying and growing revenue streams that leverage the power of the Build-A-Bear brand,” said Sharon Price John, President and Chief Executive Officer.

Mr. Kanen’s appointment to the Board is pursuant to a Cooperation Agreement containing customary terms and conditions, which will be filed by Build-A-Bear Workshop with the U.S. Securities and Exchange Commission on a Current Report on Form 8-K.

About Build-A-Bear

Build-A-Bear is a global brand kids love and parents trust that seeks to add a little more heart to life. Build-A-Bear Workshop has more than 450 stores worldwide where Guests can create customizable furry friends, including corporately-managed stores in the United States, Canada, China, Denmark, Ireland, Puerto Rico, and the United Kingdom, and franchise stores in Africa, Asia, Australia, Europe, Mexico and the Middle East. Build-A-Bear Workshop, Inc. (NYSE:BBW) posted total revenue of $336.6 million in fiscal 2018. For more information, visit the Investor Relations section of buildabear.com.

Forward-Looking Statements:

This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All of the information concerning our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating of financial plans or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the caption entitled “Risks Related to Our Business” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on April 18, 2019 and other periodic reports filed with the SEC which are incorporated herein.

All of our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Investors:
Voin Todorovic
Build-A-Bear Workshop
(314) 423-8000 x5221

Media:
PR@buildabear.com
(314) 423-8000